Exhibit 99.1

HYATT COMPLETES ACQUISITION OF TWO ROADS HOSPITALITY

Addition of Alila, Destination, Joie de Vivre, Thompson and tommie brands expands Hyatt’s lifestyle and wellbeing offerings for high-end travelers worldwide

Acquisition price revised to $405 million from $480 million; additional potential consideration revised to $96 million from $120 million

CHICAGO (November 30, 2018) – Hyatt Hotels Corporation (NYSE: H) today announced that Hyatt has completed the previously announced acquisition of Two Roads Hospitality, a lifestyle hotel management company with a unique collection of distinctive brands, outstanding properties and a significant global development pipeline.

With the addition of five established lifestyle brands – Alila, Destination, Joie de Vivre, Thompson, and tommie – Hyatt has expanded its brand presence into 23 new markets with management and license agreements for 74 open and operating hotels across North America and Asia, and a robust pipeline of signed management agreements. As part of the acquisition, Hyatt is establishing a new dedicated lifestyle division to combine the operations of Two Roads’ and Hyatt’s lifestyle brands.

“We will leverage the shared expertise of Hyatt and Two Roads across our powerful combined portfolio of 19 brands to bring best-in-class offerings for guests around the globe,” said Mark Hoplamazian, president and CEO, Hyatt Hotels Corporation. “For hotel owners, our platform will deliver opportunities for enhanced operational excellence and financial performance. We are pleased to have completed this exciting transaction, and we welcome Two Roads associates to Hyatt.”

Two Roads’ brands are expected to join the World of Hyatt loyalty program in the near future, expanding opportunities for World of Hyatt members to earn and redeem points across more leisure-focused stay options and also driving hotel occupancy from a loyal group of travelers who spend more, stay more and book directly.

Updated Outlook Information

Prior to closing the transaction, the base purchase price for the acquisition was revised to $405 million from $480 million, and the aggregate potential additional consideration from Hyatt was revised to $96 million from $120 million. The revised consideration reflects the exclusion of certain properties from the transaction, including properties not operated under the Two Roads brands and properties that will continue to be managed or licensed directly by an affiliate of sellers. The total purchase price reflects an EBITDA multiple of approximately 12x stabilized 2021 earnings, which Hyatt considers the best indicator of valuation based on anticipated synergies and growth.

As a result of the revised transaction terms, Hyatt expects the 2019 Adjusted EBITDA contribution prior to non-recurring integration-related costs to be approximately $20-25 million. This compares to a prior estimate of approximately $25 million to $30 million. After including integration costs, the net contribution to 2019 Adjusted EBITDA is expected to be flat to $5 million.

Goldman Sachs & Co. LLC served as exclusive financial advisor to Hyatt; Moelis & Company LLC served as exclusive financial advisor to Two Roads Hospitality; Latham & Watkins LLP served as legal counsel to Hyatt; Skadden, Arps, Slate, Meagher & Flom LLP served as legal counsel to Two Roads Hospitality.

The term “Hyatt” is used in this release for convenience to refer to Hyatt Hotels Corporation and/or one or more of its affiliates. Hyatt plans to include Two Roads’ properties in its World of Hyatt loyalty program, but such properties are not currently participating.

About Hyatt Hotels Corporation

Hyatt Hotels Corporation, headquartered in Chicago, is a leading global hospitality company with a portfolio of 14 premier brands. As of September 30, 2018, the Company’s portfolio included more than 750 properties in more than 55 countries across six continents. The Company’s purpose to care for people so they can be their best informs its business decisions and growth strategy and is intended to attract and retain top colleagues, build relationships with guests and create value for shareholders. The Company’s subsidiaries develop, own, operate, manage, franchise, license or provide services to hotels, resorts, branded residences, vacation ownership properties, and fitness and spa locations, including under the Park Hyatt®, Miraval®, Grand Hyatt®, Hyatt Regency®, Hyatt®,  Andaz®, Hyatt Centric®, The Unbound Collection by Hyatt®, Hyatt Place®, Hyatt House®, Hyatt Ziva™, Hyatt Zilara™, Hyatt Residence Club® and Exhale® brand names. On November 30, 2018, the Company expanded its hotel and resort portfolio with the inclusion of 74 properties operating under the Alila®, Destination®, Joie de Vivre®, Thompson Hotels® and tommie™ brands. For more information, please visit www.hyatt.com

FORWARD-LOOKING STATEMENTS

Forward-Looking Statements in this press release, which are not historical facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements related to the Company’s outlook, estimated Adjusted EBITDA contribution of the transaction, estimated integration-related costs of the transaction, plans, objectives, goals, expectations, beliefs, business strategies, future events, business conditions, business trends and expectations, and involve known and unknown risks that are difficult to predict. As a result, our actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, among others, the risks discussed in the Company’s filings with the SEC, including our annual report on Form 10-K and subsequent reports, which filings are available from the SEC. We caution you not to place undue reliance on any forward-looking statements, which are made only as of the date of this press release. We do not undertake or assume any obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable law. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

Hyatt Media Contact:

Franziska Weber

+1 312 780 6106

franziska.weber@hyatt.com

Hyatt Investor Contact:

Amanda Bryant

+1 312 780 5539

amanda.bryant@hyatt.com